Exhibit 99.1

CHAMPION ANNOUNCES RECORD RESULTS FOR 2006 AND FOURTH QUARTER

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record net income of $5,474,000 for the year ended October 31, 2006 compared with net income of $1,117,000 for the year ended October 31, 2005. The Company reported net income of $1,973,000 for the quarter ended October 31, 2006 compared with net income of $569,000 for the quarter ended October 31, 2005. The Company’s improved results in 2006 compared with 2005 are reflective of strong sales growth, improved gross margins and improved operating margins. The year of 2005 was impacted in part from the settlement of various legal related issues and Hurricane Katrina. The Company incurred costs in the second quarter 2005 related to charges and associated expenses for various legal related issues, including the settlement of a Mississippi lawsuit for $440,000 and other legal settlements, accruals and expenses in the amount of $337,000. The aggregate impact of the legal related issues and settlements totaled $777,000 for the second quarter of 2005. During the fourth quarter of 2005, the Company incurred charges related to Hurricane Katrina of approximately $1.0 million. In 2006, the Company recognized recoveries, net of expenses associated with Hurricane Katrina in the amount of $377,000.

Champion’s balance sheet, the cornerstone of the Company, continued to reflect a strong position with total interest bearing debt to equity at approximately 13%, book value per outstanding share of $4.51, cash of $5.5 million, working capital of $26.0 million and shareholders’ equity of $44.8 million.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have been operating Champion Industries for approximately 14 years since our IPO in January 1993 and 2006 represented our peak earnings. In 2006, we set Company earnings records for the first, second and fourth quarters. We began to see operating improvements in 2005; unfortunately these achievements were masked by certain non-recurring items associated with legal related issues and Hurricane Katrina. In 2006, these initiatives were realized and our profitability benefited from our initiatives over the last several years. Our top line growth was especially critical in improving our operating results. We continue to work with our sales force and implement initiatives to assist in perpetuating top line increases. We are in the process of identifying, reviewing or implementing additional cost reduction programs and feel we will begin to see the impact of such savings in the second quarter of 2007. Champion Industries is one of the better capitalized printers in America and our size enables us to compete effectively in the marketplace. We are committed to building a great printing and office products and office furniture company and eagerly look forward to 2007.”

The above mentioned net income figures resulted in basic and diluted earnings per share of $0.20 for the quarter ended October 31, 2006 compared with $0.06 for the comparable quarter of 2005. The Company recorded net income per share on a basic and diluted basis of $0.56 and $0.55 per share for the year ended October 31, 2006 compared with net income per share on a basic and diluted basis of $0.11 for the prior year ended October 31, 2005.

The Company experienced an increase in sales for the year of $10.3 million, or 7.6%, from $134.9 million in 2005 to $145.2 million in 2006. The printing segment of the business reflected a sales increase of $8.0 million, or 8.1%, with the office products and office furniture segment showing an overall sales increase of $2.3 million, or 6.3%. The sales increase for the year was reflective of strong printing sales growth and strong office furniture growth. The increase in printing sales as well as office products and office furniture sales was primarily due to organic growth since there were no new acquisitions since the fourth quarter of 2004. Toney K. Adkins, President and Chief Operating Officer, noted, “Our management team is focused; we are seeing the improvements in earnings that come with a coordinated strategy and a management team that is intent on improving the bottom line. Our sales growth occurred without corresponding growth in selling, general and administrative expenses (SG&A) indicating we are leveraging our existing infrastructure. Our SG&A for the year ended October 31, 2006 dropped $779,000 and for the fourth quarter of 2006 increased slightly by $113,000 but dropped as a percent of sales in both periods while sales increased $10.3 million and $2.3 million for the comparable periods. The prior year was adversely impacted by approximately $800,000 in charges associated with various legal related issues during the first half and second quarter of 2005 and the costs associated with Hurricane Katrina of approximately $1.0 million during the fourth quarter of 2005. The legal costs were recorded in the SG&A line item while the costs of Hurricane Katrina were recorded as a separate component of income from operations.”

Mr. Reynolds concluded, “We have begun to inch forward and in 2006 we got a glimpse of what Champion is capable of achieving. The employees, directors and management are putting the Company in a position to win and achieve the type of results we all will be proud of. All great organizations must be centered on an internal spirit of discipline. We must be disciplined in every aspect of our business: disciplined pricing integrity, disciplined purchasing, disciplined capital expenditures, disciplined acquisition strategy, and a disciplined and focused workforce. We know we have made improvements in all of these areas in 2006, but we must continue to improve, as we enter 2007. We are focused on a balanced future and look forward to the growth and improvement which we believe Champion is positioned to achieve.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Printing	$27,254,000	$25,867,000	$106,414,000	$98,458,000
Office products & office furniture	9,711,000	8,811,000	38,774,000	36,467,000
Total revenues	$36,965,000	$34,678,000	$145,188,000	$134,925,000

Net income	$1,973,000	$569,000	$5,474,000	$1,117,000

Per share data:
Net income
Basic	$0.20	$0.06	$0.56	$0.11
Diluted	$0.20	$0.06	$0.55	$0.11

Weighted average shares outstanding:
Basic	9,916,000	9,739,000	9,818,000	9,735,000
Diluted	10,087,000	9,820,000	9,972,000	9,809,000

	As of October 31, (in millions)
	2006	2005
Current assets	$38.9	$35.8
Total assets	$66.0	$61.6
Current liabilities	$13.0	$9.8
Total liabilities	$21.2	$20.9
Shareholders’ equity	$44.8	$40.8

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and annual financial statements more useful to investors.

	Three Months Ended October 31,		Year Ended October 31,
	2006	2005	2006	2005
Net income	$1,973,000	$569,000	$5,474,000	$1,117,000
Recoveries, net of expenses (Hurricane and relocation expenses), net of tax.	46,000	(581,000)	224,000	(581,000)
Core net income	$1,927,000	$1,150,000	$5,250,000	$1,698,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492